Exhibit 99.3

Contact:
Stacey Yonkus
Director, Investor Relations
(212) 885-2512
investor@asburyauto.com

Asbury Automotive Prices $150 million Senior Subordinated Notes and
$100 million Senior Subordinated Convertible Notes

NEW YORK, NY, March 12, 2007 — Asbury Automotive Group, Inc. (NYSE: ABG) today announced the pricing of $150 million of 7.625% Senior Subordinated Notes due 2017 and $100 million principal amount of 3.00% Senior Subordinated Convertible Notes due 2012 through private offerings which are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Convertible Notes offering, Asbury also granted the initial purchasers a 30-day option to purchase up to an additional $15 million principal amount of Convertible Notes.

The new series of Senior Subordinated Notes and Convertible Notes will rank pari passu in right of payment with all of Asbury’s existing and future senior subordinated indebtedness.

Asbury will have the option to redeem all or a portion of the Senior Subordinated Notes due 2017 at any time on or after March 15, 2012 at specified redemption prices. At any time before March 15, 2010 the Company may also redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes due 2017 at par, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings. At any time before March 15, 2012 the Company may also redeem all or a portion of the Senior Subordinated Notes due 2017 at par plus a specified premium.  This offering is scheduled to close on March 26, 2007, subject to satisfaction of customary closing conditions.

The Convertible Notes will be convertible into cash up to the principal amount of the notes and, if applicable, shares of Asbury’s common stock, at an initial conversion rate of 29.4172 shares of common stock per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $33.99 per share. This offering is scheduled to close on March 16, 2007, subject to satisfaction of customary closing conditions.

In connection with the offering of the Convertible Notes, Asbury is intending to enter into convertible note hedge transactions with one or more of the initial purchasers and/or their affiliates in respect of its common stock which are intended to reduce the potential dilution to Asbury’s common stockholders upon any future conversion of the Convertible Notes.  Asbury also intends to enter into warrant transactions in respect of its common stock in connection with the offering of the Convertible Notes.

Asbury estimates that the net proceeds from the offerings will be approximately $243.1 million (before any exercise of the option to purchase additional Convertible Notes).

Asbury intends to use the proceeds of the offerings, together with available cash, to repurchase its outstanding $250 million principal amount of 9% senior subordinated notes due 2012 (CUSIP Nos. 043436AB0 and 043436AA2) pursuant to a previously announced cash tender offer which is scheduled to expire on March 23, 2007, and to pay related fees and expenses and the net cost of the convertible note hedge and warrant transactions. Any net proceeds not used for such purposes will be used for general corporate purposes. In addition, concurrently with the offerings Asbury expects to use available cash to repurchase approximately 1.3 million shares of its common stock in privately negotiated transactions.

Asbury has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the counterparties to such transactions or their affiliates expect to enter into various derivative transactions with respect to Asbury’s common stock contemporaneously with or shortly after the pricing of the Convertible Notes.  These activities could have the effect of increasing or preventing a decline in the price of Asbury’s common stock concurrently with or following the pricing of the Convertible Notes.  In addition, concurrently or shortly following pricing of the Convertible Notes, the counterparties or their affiliates may purchase or sell shares of Asbury’s common stock in secondary market transactions, or enter into or unwind derivative transactions relating to Asbury’s common stock (and are likely to do so during any observation period relating to the conversion of notes), which may adversely affect the value of Asbury’s common stock and the Convertible Notes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The Senior Subordinated Notes, the Convertible Notes and the shares of Asbury common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the risks and uncertainties set forth in the Company’s 2006 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.  There can be no guarantees the Company’s plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE Asbury Automotive Group, Inc.

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